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                                                                   Exhibit 10.22

CONSULTANT:                                            - Alan W. Dunton, M.D.
ACTIVBIOTICS CONTACT:                                  - Steven C. Gilman, Ph.D.
EFFECTIVE DATE:                                        - January 1, 2006

                             [ACTIVBIOTICS(R) LOGO]

                              CONSULTING AGREEMENT

     This Consulting Agreement (together with its attachments, this "Agreement") made as of the date written above (the "Effective Date") is between ActivBiotics, Inc., a Delaware corporation having an address at 110 Hartwell Avenue, Lexington, MA 02421 (together with its affiliates and subsidiaries, "ActivBiotics"), and the consultant named on the signature page ("Consultant") ActivBiotics desires to have the benefit of Consultant's knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to ActivBiotics, all as provided in this Agreement.

1 CONSULTING SERVICES. ActivBiotics retains Consultant and Consultant agrees to provide Consulting Services to ActivBiotics (the "Consulting Services") as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement ("Business Terms Exhibit"). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and ActivBiotics prior to commencement of the changes. Consultant understands and agrees that it is not the intent of ActivBiotics that this Agreement or any actions of ActivBiotics be construed as imposing any duty or obligation, express or implied, on Consultant to use, purchase, prescribe, or recommend any product of ActivBiotics.

     1.1 PERFORMANCE. Consultant agrees to render the Consulting Services to ActivBiotics, or to its designee, (a) at such reasonably convenient times and places as ActivBiotics may direct, (b) under the general supervision of ActivBiotics, and (c) on a best efforts basis Consultant will comply with all rules, procedures and standards promulgated from time to time by ActivBiotics with regard to Consultant's access to and use of ActivBiotics' property, information, equipment and facilities. Consultant agrees to furnish ActivBiotics with written reports with respect to the Consulting Services if and when requested by ActivBiotics.

     1.2 THIRD PARTY CONFIDENTIAL INFORMATION. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

     1.3 NO CONFLICTS. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant's execution of this Agreement or the performance of the Consulting Services During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant's obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner

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          and at such times that the Consulting Services will not conflict with
          Consultant's responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

     1.4 COMPLIANCE WITH POLICIES. If Consultant is a faculty member at or employee of a university or hospital ("Institution") 01 of another company, Consultant represents and warrants that pursuant to Institution's or company's policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required by Consultant's Institution to disclose to it any proposed agreements with industry, Consultant has made such disclosure. If Institution's prior approval of this Agreement is required by Institution policies, Consultant has obtained or will obtain and deliver to ActivBiotics, Institution's consent on the form attached to this Agreement prior to beginning the Consulting Services.

     1.5 ABSENCE OF DEBARRMENT. Consultant represents that neither Consultant nor any Consultant Personnel (defined below) has been debarred, and to the best of Consultant's knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

     1.6 CONSULTANT PERSONNEL. In the event that others are, or may hereafter become, associated with Consultant or are used by Consultant in connection with the Consulting Services ("Consultant Personnel"), Consultant agrees to procure from them agreements containing obligations substantially identical in form and substance to those in this Agreement, and Consultant agrees to cooperate with ActivBiotics in procuring execution by them of assignments and other papers as may be required by the terms of this Agreement.

2. COMPENSATION.

     2.1 PAYMENT. In consideration for the Consulting Services rendered by Consultant to ActivBiotics, ActivBiotics agrees to pay Consultant the fees set forth in the Business Terms Exhibit. Unless otherwise specified in the Business Terms Exhibit, payments are due net thirty (30) days from ActivBiotics' receipt of Consultant's invoice. Invoices will contain such detail as ActivBiotics may reasonably require and will be payable in U S Dollars.

     2.2 EXPENSES. ActivBiotics will reimburse Consultant for all reasonable travel and other expenses incurred by Consultant in rendering the Consulting Services, provided that such expenses are consistent with ActivBiotics' Travel and Expense Policy, are agreed upon in advance, and are confirmed by appropriate written expense statements and other supporting documentation.

3. INVENTIONS.

     3.1 DEFINITION. Consultant will promptly disclose in confidence to ActivBiotics all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that (a) result from the performance of the Consulting Services,


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          and/or (b) result from use of facilities, equipment, supplies,
          Research Materials (defined below), or Confidential Information (defined below) of ActivBiotics ("Inventions")

     3.2 OWNERSHIP. All Inventions will be the exclusive property of ActivBiotics. For purposes of the copyright laws of the United States, all Inventions will constitute "works made for hire", except to the extent such Inventions cannot by law be "works made for hire". To the extent Inventions have not been previously assigned to ActivBiotics, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to ActivBiotics, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world.

     3.3 RESEARCH MATERIALS. If the Consulting Services entail laboratory work or experiments, "Research Materials" means all materials furnished by ActivBiotics, all materials developed by Consultant in connection with the Consulting Services and all materials, the cost of which are reimbursed to Consultant by ActivBiotics hereunder. Research Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials. Research Materials are the sole property of ActivBiotics and at ActivBiotics' option, are either to be disposed of or delivered to ActivBiotics upon request, but in any event within thirty (30) days after the expiration or termination of this Agreement Consultant agrees that Consultant will not use or evaluate Research Materials for any purpose other than as directed by ActivBiotics, nor transfer the Research Materials to any third party without the prior consent of ActivBiotics. Consultant will use the Research Materials in compliance with all laws and regulations. Consultant will be responsible for any claims or liabilities which arise as the result of Consultant's use, handling or storage of the Research Materials, and will hold ActivBiotics and its employees, officers and agents harmless from any loss, claim, damage or liability which may arise from or in connection with Consultant's use, handling or storage of Research Materials.

     3.4 RECORDS. Consultant will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by ActivBiotics), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Those written records will be available to and remain the sole property of ActivBiotics at all times. If the Consulting Services entail laboratory work or experiments, the details of such work or experiments performed will be recorded in laboratory notebooks used only for recording work done on behalf of ActivBiotics. This will be of sufficient detail that other skilled persons, without reference to other material, could directly repeat the experiments. Results of all experiments will be documented, whether deemed to have been successful or not. All raw data will be included in the laboratory notebooks and will be available for inspection upon request. Data will be fully annotated such that cross-reference with records in laboratory notebooks is easily achieved. Laboratory notebooks (which will be the property of ActivBiotics) will be non-loose leaf and have numbered consecutive pages, the date to be filled in on each page. Consultant will sign and date each page at the end of each day on which work is performed and such signature will be countersigned or witnessed by another researcher each day.


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     3.5  AGREEMENT WITH INSTITUTION. This Agreement is made subject to the understanding that Consultant, if affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant's work at or for Institution or from Consultant's use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of such use is that any Inventions will not be assignable solely to ActivBiotics. Use of Institution's telephone, fax machines or computers for communication purposes, however, will not constitute use of Institution's facilities under this Agreement.

     3.6 WORK AT THIRD PARTY FACILITIES. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services not take any other action that would result in a third party owning or having a right in any Inventions, unless agreed upon in writing in advance by ActivBiotics.

4. CONFIDENTIAL INFORMATION.

     4.1 DEFINITION. "Confidential Information" means all trade secrets and confidential or proprietary information owned, possessed or used by ActivBiotics, learned of by Consultant or developed by Consultant in connection with the Consulting Services, whether or not labeled "Confidential", including but not limited to (a) all Inventions, marketing plans, business strategies, scientific data, financial information, forecasts, personnel information and customer lists of ActivBiotics, (b) all information of third parties that ActivBiotics has an obligation to keep confidential, and (c) the terms and conditions of this Agreement (including the compensation paid to Consultant pursuant to Section 2). Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Consultant's part but only after it becomes so publicly known, (ii) is already in Consultant's possession at the time of disclosure by ActivBiotics, other than by previous disclosure by ActivBiotics, as evidenced by written or electronic records, or (iii) that becomes known to Consultant through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.

     4.2 OBLIGATIONS OF CONFIDENTIALITY. During the Term and thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant's own benefit or for the benefit of a third party, deliver or make available to any third party any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of ActivBiotics. If required, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to ActivBiotics. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and will not remove any Confidential Information or copies thereof from


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          ActivBiotics' premises except to the extent necessary to fulfill the
          Consulting Services, and then only with ActivBiotics' prior consent. Consultant may disseminate or permit access to Confidential Information only to Consultant Personnel who have a need to know such Confidential Information in the course of the performance of their duties and who are bound to protect the confidentiality of the Confidential Information consistent with the terms of this Agreement.

5. PUBLICATION. Consultant agrees to submit to ActivBiotics a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contains information or any discussion relating to ActivBiotics or the Consulting Services, in sufficient time to enable ActivBiotics to determine if patentable Inventions or any Confidential Information of ActivBiotics would be disclosed Consultant will cooperate with ActivBiotics in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by ActivBiotics, and will assist ActivBiotics in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

6. TERM AND TERMINATION.

     6.1 TERM. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the "Term"), unless sooner terminated pursuant to the express terms of this Section 6 or extended by mutual agreement of the parties.

     6.2 TERMINATION FOR BREACH. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

     6.3  TERMINATION BY ACTIVBIOTICS. ActivBiotics may terminate this Agreement
          (a) immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (i.e. breach of the confidentiality obligation) and/or (b) at any time without cause upon not less than thirty (30) days' prior written notice to Consultant.

     6.4 EFFECT OF EXPIRATION/TERMINATION. Upon expiration or termination, neither ActivBiotics nor Consultant will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of termination, and (b) the obligations under, sections 3, 4, 6 and 7 will survive. Upon expiration or termination, and in any case upon ActivBiotics' request, Consultant will return immediately to ActivBiotics all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.

7. MISCELLANEOUS.

     7.1 INDEPENDENT CONTRACTOR. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between ActivBiotics and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular ActivBiotics employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of ActivBiotics.


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     7.2  TAXES. Consultant will pay all required taxes on Consultant's income from ActivBiotics under this Agreement. Consultant will provide ActivBiotics with Consultant's taxpayer identification number or social security number, as applicable

     7.3 ASSIGNABILITY AND BINDING EFFECT. The Consulting Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant's rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person except to Consultant Personnel as provided for under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

     7.4 HEADINGS. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

     7.5 NOTICES. Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to the other at the address or facsimile number set forth in this Agreement. Notices to ActivBiotics will be marked "ATTENTION: CHIEF FINANCIAL OFFICER". Notice will be deemed to have been duly given when
          (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested,
          (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

     7.6 NO MODIFICATION. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

     7.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

     7.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

     7.9 GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

     7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

                               ACTIVBIOTICS INC.


                               By: /s/ Steven C. Gilman
                                   ---------------------------------------------
                               Name:  Steven C. Gilman, Ph.D.
                               Title: President and Chief Executive Officer

                               CONSULTANT:


                               By: /s/ Alan W. Dunton
                                   ---------------------------------------------
                               Name: Alan W. Dunton, MD

                               Address: 80 Tanglewylde Avenue
                                        Bronxville, NY 10708

                               Telephone: (917)859-5191
                               FAX: (914) 961-7663

                               Tax ID/SS No. (redacted)
                                             -----------------------------------
                                             (required for payment)


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                             BUSINESS TERMS EXHIBIT

1.   CONSULTING SERVICES:

     Consulation on business or legal proceedings outside the normal course of efforts as a Board Member and Chairman of the Board of ActivBiotics, Inc

2.   COMPENSATION:

     As full compensation for the Consulting Services, ActivBiotics will pay Consultant $250.00 per hour ($2000/day), not to exceed $25,000 during the Term, without ActivBiotics' specific written consent. [A full day will consist of a minimum of eight (8) hours of Consulting Services.]

     On the last day of each calendar month, Consultant will invoice ActivBiotics for Consulting Services rendered and travel expenses incurred during the preceding month.

     Invoices should reference this Agreement and be forward to:

     ActivBiotics, Inc
     Attn: Accounts Payable Dept.
     110 Hartwell Avenue
     Lexington, MA 02421

3.   TERM:

     This Agreement will be for an initial term of one (1) year beginning on the Effective Date, and may be extended for additional periods, at ActivBiotics' option and with Consultant's consent.


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